For Immediate Release

Contacts:	Rick Gavino	Virginia Stuart
Chief Financial Officer	VP-Investor Relations
Warrantech Corporation	Michael A. Burns & Associates
817-785-1366	214-521-8596
richard_gavino@warrantech.com	vstuart@mbapr.com

WARRANTECH CORPORATION CLOSES SALE TO AN AFFILIATE OF H.I.G. CAPITAL FOR $0.75 PER SHARE IN CASH

BEDFORD, Texas – January 31, 2007 - Warrantech Corporation (OTCBB:WTEC), a leading independent provider of service contracts and after-market warranties, announced today that it has closed a transaction in which H.I.G. Capital acquired all the outstanding shares of Warrantech in a cash merger for $0.75 per share. H.I.G. partnered with AmTrust Financial Services, Inc. (NASDAQ:AFSI), a multinational specialty property and casualty holding company, to finance the transaction.

Joel San Antonio, Warrantech Chief Executive Officer said, “We are very pleased to have completed this transaction which our Board felt was in the best interest of our stockholders.” “Mr. San Antonio stated further, “This transaction will provide Warrantech with a better opportunity to grow its business as a private company and service our customer base. H.I.G. has a proven track record of building value in its portfolio companies by providing strong financial and strategic support.”

“H.I.G. is very excited about acquiring Warrantech,” said Doug Berman, Managing Director of H.I.G. Capital. “We look forward to working with the Company and providing the resources to grow the business and extend Warrantech’s leadership position.”

ABOUT WARRANTECH CORPORATION

Warrantech Corporation administers and markets service contracts and after-market warranties on automobiles, automotive components, recreational vehicles, appliances, consumer electronics, homes, computers and computer peripherals for retailers, distributors and manufacturers. The Company continues to expand its domestic and global reach, and now provides its services in the United States, Canada, Puerto Rico and Latin America. For additional information on Warrantech, go to www.warrantech.com.

ABOUT H.I.G. CAPITAL

H.I.G. Capital, L.L.C. is a leading private equity and venture capital investment firm with more than $3 billion of equity capital under management. Headquartered in Miami, and with offices in Atlanta, Boston, and San Francisco, H.I.G. specializes in providing capital to small and medium-sized companies with attractive growth potential. H.I.G. invests in management-led buyouts and recapitalizations of profitable and well-managed manufacturing or service businesses, and in promising early-stage technology companies. H.I.G. currently has a controlling interest in more than 40 companies with combined revenues in excess of $5 billion. For more information, please refer to the H.I.G. website at www.higcapital.com.

FORWARD-LOOKING STATEMENTS

This document includes statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding benefits of the transactions, expected cost savings and anticipated future financial operating performance and results, including estimates of growth. These statements are based on the current expectations of management of Warrantech. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. Factors that may affect the future results of Warrantech are set forth in its filings with the Securities and Exchange Commission (“SEC”), which are available at www.warrantech.com. Warrantech undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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